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[ROSLYN BANCORP, INC. LOGO APPEARS HERE]

              ROSLYN + ROOSEVELT

              A POWERFUL NEW COMMUNITY BANK...
              NOW AND FOR THE NEW MILLENIUM


              EXERCISE YOUR RIGHT--VOTE YOUR PROXY "FOR" THE MERGER

              [GRAPHIC APPEARS HERE] FOR
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              DEAR STOCKHOLDER:


              We are very grateful for the interest and the support being shown by our stockholders for the merger of Roslyn Bancorp and T R Financial, the holding company for Roosevelt Savings.

              This combination, which requires an affirmative vote by Roslyn's stockholders, will create a powerful new regional banking franchise. And unlike some mega-mergers, we will not compromise the customer service excellence that has distinguished Roslyn since its inception more than a century ago.

              The new bank will retain the Roslyn name, have $7.7 billion in assets, more than $4.1 billion in deposits, and 25 full-service banking locations. It will be the fourth largest thrift institution based in New York State and among the leaders in the nation.

              Combined, we believe we will have the capital strength, significant branch presence, technological service delivery and product breadth needed to compete successfully against any competitor in any of our markets and to continue to provide you with the products and personal service you've come to expect at Roslyn.
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              CONSIDERABLE POTENTIAL FOR ENHANCING STOCKHOLDER VALUE...
              SUBSTANTIAL CAPACITY FOR FUTURE GROWTH...
              A SIGNIFICANT FRANCHISE OF STRATEGICALLY POSITIONED LOCATIONS

              The combined company represents an excellent opportunity for long term stockholder value through maximizing the substantial capacity for future growth, while capitalizing on the strategic advantages of a larger and better positioned franchise.

              The products, geographic distribution, strategy, cultures and customer-driven focus of Roslyn and Roosevelt are compatible in every way. As a result of this combination, Roslyn will be in its best competitive position in its nearly 125-year history.

              Our ability to deliver an encompassing range of consumer banking and lending products through state-of-the-industry technology will rival any financial institution in our markets. Our exceptional customer service will continue to distinguish Roslyn from the competition. This exciting new franchise represents a potent combination committed to enhancing stockholder value through well-managed growth -- A STRATEGY DESERVING STOCKHOLDERS' APPROVAL!

              As chief executive of the new combined entity, and the person with whom "the buck stops," I look forward to running this new, powerful bank on your behalf. The management team is very grateful for your support and looks forward to continued success for you and our other stockholders.

              JOSEPH L. MANCINO


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              [GRAPH APPEARS HERE]  FOR
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              VOTE "FOR" THE MERGER TODAY:
              Please mail in your proxy using the postage-paid return envelope. You may vote over the phone by following the instructions attached to your proxy card. For further assistance, call our proxy solicitor, Kissel-Blake: 1-800-554-7733. All proxies must be received by December 22, 1998.
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              Statements contained in this document which are not historical facts are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

              A registration statement relating to the proposed merger has been filed with the Securities and Exchange Commission and has become effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy the securities of Roslyn Bancorp, Inc. or the solicitation of votes by stockholders of Roslyn Bancorp, Inc. with respect to the proposed merger. Such offer for sale and solicitation of votes is made only by the Joint Proxy Statement/Prospectus.

                   [ROSLYN BANCORP, INC. LOGO APPEARS HERE]